Exhibit 10.11.10

CONFIDENTIAL TREATMENT REQUESTED

EIGHTH AMENDMENT

TO

CONTRACT ORDER

This Amendment (“Amendment”) dated as of the 11th day of August, 2009 (the “Amendment Effective Date”) is by and between SYNACOR, INC. (“Synacor”) and Embarq Management Company (“Embarq”) under which the parties hereto mutually agree to modify and amend as follows the Contract Order No. COXX063016TPS dated December 4, 2006 (including the exhibits, schedules and amendments thereto, the “Contract Order”), which was entered into pursuant to the Master Services Agreement between the parties, dated December 4, 2006 (including the exhibits, schedules and amendments thereto, the “Agreement”). Any defined terms used herein, which are defined in the Agreement and not otherwise defined herein, shall have the meanings ascribed to them in the Contract Order or Agreement as the case may be.

Whereas, Synacor desires to make certain additional Services available to Embarq;

Whereas, Embarq desires to receive such additional Services; and

Therefore, the parties hereby agree to enter into this Amendment and agree to the following:

1.	Definitions – Section 1 of the Contract Order shall hereby be amended to add or replace the following definitions (as appropriate):

“Activated Business User” shall mean any Business User that has subscribed to any one or more of the products or services in the Business Pack. Once an Activated Business User has subscribed to a product or service, such User shall remain an Activated Business User throughout the Activated Term.

“Activated Term” shall mean a period consisting of:

(i)	an initial twelve (12) months from the date a Business User becomes an Activated Business User of the initial product or service subscribed to within the Business Pack even if such User was not an Active Business User within such timeframe, plus

(ii)	an automatic renewal:

a.	on a monthly basis for customers of either Business Vanity Collaboration Suite or Moonfruit Premium Website Services that have been Active Business Users of either of such products in the prior consecutive three months, or

b.	on a twelve (12) month basis for Active Business Users of eNOM, even if such customer is no longer an Active Business User of the other products in the Business Pack, and even if such customer terminates its domain registration through eNOM during such 12 month period.

Automatic renewal of the Activated Term for a given customer will not occur if the relevant customer has been terminated from all services provided by Embarq.

“Active Business User” shall mean any Activated Business User that has used the applicable product or service within a given month. For purposes of this Amendment, it will be determined whether the applicable product or service has been used based on the following criteria:

(i)	For the Business Vanity Collaboration Suite: Customer will be considered to have used the product if such customer has a configured Zimbra Collaboration Suite to use a vanity domain.

CONFIDENTIAL TREATMENT REQUESTED

(ii)	For Moonfruit: Customer will be considered to have used the product if such customer has built a User Website and such user website has shown activity during a calendar month as evidenced by (1) the user making a change or modification to the user website, (2) visitor traffic to the user website.

(iii)	For the eNOM Domain Name: Customer will be considered to have used the service once such customer has registered a domain through eNOM until the end of the Activated Term during which such customer terminates the domain registration.

“Business User” shall mean any Embarq business customer that is a User (as such term is defined in the Contract Order).

“Pre-existing Business Pack User” shall mean any Business User that subscribed to a Business Pack prior to the Effective Date of this Amendment under the terms and conditions of the Agreement as they existed prior to this Amendment. Pre-existing Business Pack Users shall be considered Activated Business Users as of the Amendment Effective Date.

2.	Additional Vendors – The parties hereby agree that Exhibit 2 of the Contract Order shall be amended to add the following:

Email and Website Services

eNom

Zimbra

Moonfruit

3.	Business Pack – The parties hereby agree that Exhibit 3 of the Contract Order shall be amended as follows:

a.	Business Pack Description – The following shall be added as a new section (a)(v) to Exhibit 3 to the Contract Order:

Business Pack – Notwithstanding anything to the contrary in this Exhibit or in the Agreement, the Business Pack Premium Bundle shall be made available by Embarq only to its Business Users and not to any individual User. Synacor will provide Embarq with the following three Business Pack Services which Embarq may in turn offer to its Business Users:

•	3M Business Pack Service (“3M Service”): 3M Service shall include one free year vanity domain registration, Moonfruit Premium A, Zimbra Business Class.

•	5M Business Pack Service (“5M Service”): 5M Service shall include one free year vanity domain registration, Moonfruit Premium B, Zimbra Business Class.

•	10M Business Pack Service (“10M Service”): 10M (and higher speeds). Service shall include one free year vanity domain registration, Moonfruit Premium B, Zimbra Business Class.

Each of the Business Packs will also include the ability for the Activated Business User to register as many domain names as they choose (for an additional fee paid by the Activated Business User) and any one of those domain names are free as part of the Business Pack. The parties understand and agree that the free domain registration will not be available immediately, but Synacor will use commercially reasonable efforts to provide the one year of

CONFIDENTIAL TREATMENT REQUESTED

free domain registration by or before August 2009. Additionally, any Activated Business User subscribed to any of the Business Packs above will have the ability to use its own pre-existing domain name with such Business Pack, whether such domain name is registered with eNOM or another 3rd party domain registrar. However, the pre-existing domain name may not be used for the one year free domain registration promotion.

The Content that is included in the Business Packs is described as follows:

•

Moonfruit Website Building Service (2 Offerings) – Moonfruit Premium A and Moonfruit Premium B will be included in the Business Packs as indicated above. Such products are described in Section (b) of Exhibit 3.

•

Zimbra Business Class – Messaging and collaboration application that integrates email, contacts, shared calendar, and document sharing. Zimbra Business Class provides domain level administration and allows a company’s employees to utilize the same domain, share documents internally, use group scheduling, and inter-company calendar sharing.

b.	Business Pack Pricing – The following shall be added as a new bullet under (c)(i) in Exhibit 3 of the Contract Order:

Business Pack: Embarq shall pay Synacor a [*]. The parties agree that the foregoing pricing shall apply retroactively for all Pre-existing Business Pack Users whose websites remained live between March 6, 2009 and the Amendment Effective Date, and the applicable fees shall be due upon receipt of invoice from Synacor.

c.	Marketing and Reporting – The following shall be added as a new section (f) in Exhibit 3 of the Contract Order:

Marketing and Reporting.

(i)	Embarq Marketing Obligations. Embarq will market and provide sales support related to the Business Pack and free domain registration as mutually agreed by the parties, including without limitation, marketing information about the Business Pack in Embarq’s welcome kit to new Business Users and during the installation of the Portal.

(ii)	Synacor’s Activated Business User Reporting Obligations. Synacor will provide monthly reporting to Embarq specifying the new Activated Business Users, new Active Business Users and the total Activated Business Users and total Active Business Users in the relevant month. Synacor will provide a detailed user report that has a Total Active Business Users and Total Activated Business Users on a monthly basis, which will include the following data items:

1.	Account ID (This is the key identifier for the Embarq system – currently it is a 23 digit code, but this will be changing with the conversion to CenturyTel)

[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

CONFIDENTIAL TREATMENT REQUESTED

2.	Account Username

3.	Activated Term start date

4.	Dates customer became an Active Business User of products other than the initial product such customer used.

5.	Products or Services for which customer was an Active User in such month

6.	Customer’s Activated Term Status (Tracking how far along the customer is in its 12 month term or whether such customer is now month to month)

7.	Product(s) for which each customer is an Activated Business User

8.	Business Collaboration Suite Vanity Domain (if applicable)

9.	Moonfruit Domain (if applicable)

10.	eNOM Domain Registered (if applicable)

(iii.)	Synacor’s Moonfruit Reporting Obligations. Synacor will provide a Moonfruit data report which will include the following data items:

1.	Synacor ID

2.	Moonfruit Username

3.	Email entered during setup

4.	Signup date

5.	Last login into site editor

6.	Moonfruit Product Code

7.	<subdomain>.embarqspace.com

8.	Site locked (Y/N)

9.	Date site was locked

10.	Site deleted (Y/N)

11.	Date site was deleted

12.	Site last updated

13.	Date site was last visited

14.	Cumulative visit counts

15.	Date visit counter was reset by owner

16.	Number of members

17.	Pages

18.	Files

19.	Size of site

20.	Status of User as Active/Inactive

4.	Support. The following shall be added to the end of Exhibit 12 to the Contract Order:

In addition to the foregoing customer care obligations, each party shall have the following product-specific support obligations:

Zimbra

•

Synacor will provide webforms to add Embarq’s customers’ vanity domain to their Embarq account for user management, and documentation for such customers to modify their mail exchanger (“MX”) records, at no additional cost to Embarq.

CONFIDENTIAL TREATMENT REQUESTED

•

Embarq will (i) ensure that its customer support representatives are familiar with basic vocabulary for domain registration and DNS, (ii) provide e-mail support for customer questions, and (iii) provide customer assistance (including, without limitation, user training, user interface redesign, domain deactivation) with migrating e-mail and address book entries into the Zimbra environment.

Moonfruit

•	Embarq will provide first level support.

•	Synacor will provide second level support

5.	Reporting. The following will be added as Section 7.11.3 of the Contract Order:

7.11.3 Embarq will provide Synacor with all reports necessary to perform the services, including, without limitation, direct to consumer reporting, music service reporting, variety packs, learning packs & games packs. This reporting should include a monthly view of all accounts that are being billed by Embarq for the premium products and their premium product sign-up date.

Scope of Amendment: This Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Contract Order upon execution. All terms and conditions of the Contract Order shall remain unchanged except as modified in this Amendment; and the terms of the Contract Order, as modified by this Amendment, are hereby ratified and confirmed. If any of the terms of the Contract Order conflict with those of this Amendment, however, the terms of this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

SYNACOR, INC.		EMBARQ MANAGEMENT COMPANY

By:	/s/ Robert F. Cavallari	By:	/s/ Robert W. Smith II

Name:	Robert F. Cavallari	Name:	Robert W. Smith II

Title:	VP - Finance	Title:	Manager - Sourcing

Date:	8/13/09	Date:	August 11, 2009

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